SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 5, 1999


                              HRPT PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)



         Maryland                    1-9317                 04-6558834
        (State or other            (Commission             (IRS Employer
        jurisdiction of             File Number)       Identification No.)
        incorporation)



400 Centre Street, Newton, MA                                     02458
(Address of principal executive offices)                       (Zip Code)



Registrant's telephone number, including area code:  617-332-3990

                              HRPT PROPERTIES TRUST


THIS CURRENT REPORT CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE REGISTRANT UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF.

Item 5.  Other Events

a) Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following information is provided in connection with the financial statements filed as Item 7 to this Current Report and should be read in conjunction with the financial statements and notes thereto included elsewhere herein.

Results of Operations

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

         Total revenues for the year ended December 31, 1998 increased to $356.6 million from $208.9 million for the year ended December 31, 1997. Rental income increased by $152.9 million and interest and other income decreased by $5.2 million. Rental income increased because of real estate investments made in 1998 and 1997. Interest and other income decreased as a result of the repayment of our mortgage loan investments.

         Total expenses for the year ended December 31, 1998 increased to $219.8 million from $114.5 million for the year ended December 31, 1997. Operating expenses increased by $50.8 million as a result of our increased investment in "gross leased" real estate assets during the 1998 and 1997 periods. Interest expense increased to $64.3 million for the year ended December 31, 1998 from $36.8 million for the year ended December 31, 1997 as a result of higher borrowings outstanding in the 1998 period compared to the 1997 period. Similarly, depreciation and amortization and general and administrative expenses increased between 1998 and 1997 as a result of new real estate investments in 1998 and 1997.

         Net income was $144.5 million, or $1.21 per basic and diluted share for the 1998 period, compared to $114.0 million, or $1.24 per basic and diluted share, for the 1997 period. Net income increased primarily as a result of new real estate investments in 1998 and 1997. On a per share basis, net income decreased due to the issuance of additional shares in 1998 and 1997.

         Our principal business goal is to maximize funds from operations ("FFO") rather than net income. Our Board of Trustees considers FFO, among other factors, when determining dividends to be paid to shareholders. We have adopted the National Association of Real Estate Investment Trust's ("NAREIT") definition of FFO as income before equity in earnings of Hospitality Properties Trust ("HPT"), gain (loss) on HPT's equity transaction, gain (loss) on sale of real estate and extraordinary items, plus depreciation, other non-cash items and our proportionate share of HPT's FFO. Funds from operations for the year ended December 31, 1998, were $227.9 million, or $1.74 per diluted share, versus $162.7 million, or $1.57 per diluted share, in 1997. The increase is primarily the result of new investments in 1998 and 1997. Distributions declared for the years ended December 31, 1998 and 1997 were $190.3 million, or $1.52 per share, and $144.3 million, or $1.46 per share, respectively. Distributions in excess of net income constitute a return of capital. For 1998, return of capital was 6.4% of distributions. Cash flow provided by operating activities and cash available for distribution may not necessarily equal funds from operations as cash flow is affected by other factors not included in the funds from operations calculation, such as changes in assets and liabilities.

         Cash flows provided by (used for) operating, investing and financing activities were $194.3 million, ($947.4) million and $746.3 million, respectively, for the year ended December 31, 1998 and $185.7 million, ($815.2) million and $630.0 million, respectively, for the year ended December 31, 1997. The increases in all three categories are primarily the result of new real estate investments in 1998 and 1997 and the related financings to fund the growth.

                              HRPT PROPERTIES TRUST


Management's Discussion and Analysis of Financial Condition and Results of Operations - continued

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

         Total revenues for the year ended December 31, 1997 increased to $208.9 million from $120.2 million for the year ended December 31, 1996. Rental income increased by $90.0 million and interest and other income decreased by $1.3 million. Rental income increased because of new real estate investments in 1997, and partly as a result of our increased investments in "gross leased" real estate assets as compared to "net leased" assets during the 1997 period as compared to the 1996 period. As our investment in "gross leased" assets increases, we anticipate rental income and the corresponding operating expenses to increase during subsequent periods. Interest and other income decreased primarily as a result of prepayments and repayments of mortgage investments, which were offset, in part, by an increase in earnings on our short-term investments in the 1997 period compared to the 1996 period.

         Total expenses for the year ended December 31, 1997 increased to $114.5 million from $55.5 million for the year ended December 31, 1996. Operating expenses increased by $23.0 million as a result of our increased investment in "gross leased" real estate assets during the 1997 period as compared to the 1996 period. Interest expense increased by $14.2 million due to higher borrowings during the 1997 period. Depreciation and amortization, and general and administrative expenses increased by $17.2 million and $4.6 million, respectively, primarily as a result of new real estate investments in 1997 and 1996.

         Net income increased to $114.0 million, or $1.24 per basic and diluted share for the 1997 period, from $73.3 million, or $1.11 per basic and diluted share for the 1996 period. Net income increased primarily as a result of new investments in 1997 and 1996. In addition, net income increased as a result of a $2.9 million gain on sale of properties, the recognition of a $9.3 million gain on equity transaction of HPT during the 1997 period compared to a $3.6 million gain in the 1996 period, and by an extraordinary loss of $1.1 million during the 1997 period compared to a $3.9 million extraordinary loss during the 1996 period, both resulting from the early extinguishment of debt.

         Funds from operations for the year ended December 31, 1997, were $162.7 million, or $1.57 per diluted share, versus $103.3 million, or $1.49 per diluted share, in 1996. Funds from operations for 1997 increased $59.4 million, or 57.5%, over the prior year. The increase is the result of new investments in 1997 and 1996. Dividends declared for the years ended December 31, 1997 and 1996 were $144.3 million, or $1.46 per basic share, and $94.3 million, or $1.42 per basic share, respectively. Distributions in excess of net income constitute a return of capital. For 1997, the return of capital portion reported was 17.4% of distributions and the long-term capital gain portion was 1.7% of distributions. Cash flow provided by operating activities and cash available for distribution may not necessarily equal funds from operations as cash flow is affected by other factors not included in the funds from operations calculation, such as changes in assets and liabilities.

         Cash flows provided by (used for) operating, investing and financing activities were $185.7 million, ($815.2) million and $630.0 million, respectively, for the year ended December 31, 1997 and $98.3 million, ($235.3) million and $140.2 million, respectively, for the year ended December 31, 1996. The increases in all three categories are primarily the result of new real estate investments in 1997 and the related financings to fund the growth.

Liquidity and Capital Resources

         Total assets increased to $3.1 billion at December 31, 1998 from $2.1 billion as of December 31, 1997. The increase is primarily attributable to new real estate investments during 1998.

         During 1998, we acquired 38 commercial office properties, 10 medical office properties and five nursing properties for an aggregate amount of $981.6 million and provided improvement funding totaling $17.2 million to our existing properties. In addition, we disposed of one office property and four nursing properties for $17.0 million. No gain or loss was recognized on the disposition of these properties. During 1998, we received regularly scheduled principal payments and repayments on real estate mortgages secured by three retirement and five nursing facilities totaling $35.2 million.

                              HRPT PROPERTIES TRUST

Management's Discussion and Analysis of Financial Condition and Results of Operations - continued

         In December 1998, we entered an agreement with an unaffiliated party to sell 12 nursing facilities, currently leased to affiliates. The sale is expected to occur in early 1999. The sale of these properties is subject to various closing conditions customary in real estate transactions and no assurances can be given as to when or if these properties will be sold.

         At December 31, 1998, we owned 4.0 million, or 8.8%, of the common shares of beneficial interest of HPT with a carrying value of $110.6 million and a market value of $96.5 million. During 1998, HPT completed public stock offerings of 6,692,413 common shares of beneficial interest at per share prices ranging from $26.6875 to $35.00 for total consideration of approximately $208.2 million. As a result of these transactions, our ownership percentage in HPT was reduced from 10.3% to 8.8% and we realized net gains of $2.2 million. Although we did not sell any shares, pursuant to our accounting policy, gains and losses on the issuance of common shares of beneficial interest by HPT are recognized in our income statement. These amounts are not included in our calculation of FFO.

         During 1998, we sold 25,000,000 common shares in a public offering and sold 6,977,575 common shares in four offerings to unit investment trusts sponsored by various investment banks, raising gross proceeds of $612.4 million (net $580.3 million). Proceeds from these offerings were used to repay amounts outstanding under our revolving bank credit facility, to purchase real estate and for general business purposes. In addition, we issued 362,217 common shares due to the conversion of $6.8 million of our convertible subordinated debentures and issued 286,400 common shares for the purchase of real estate.

         During 1998, we issued senior unsecured term notes totaling $403.0 million in three separate transactions. The notes mature between 2002 and 2013 and require interest between 6.7% and 8.5% per annum. In addition, we issued $50.0 million of senior unsecured remarketed reset notes which are due in 2007 and bear interest at LIBOR plus a premium. Net proceeds from these notes were used to repay amounts then outstanding under our revolving bank credit facility, to purchase real estate and for general business purposes.

         In April 1998, we entered into a new $500.0 million unsecured revolving bank credit facility (the "New Credit Facility"). The New Credit Facility matures in 2002 and bears interest at LIBOR plus a premium. We recognized an extraordinary loss on the early extinguishment of debt for $2.1 million as a result of the write-off of deferred financing fees associated with our previous bank credit facility.

         At December 31, 1998, we had $15.6 million of cash and cash equivalents and had $400.0 million available on our $500.0 million revolving bank credit facility. In June 1998, we filed a $3.0 billion Shelf Registration Statement (the "Shelf") that has been declared effective by the Securities and Exchange Commission ("SEC"). At December 31, 1998, $2.7 billion was available on the Shelf.

         As of December 31, 1998, we had commitments to purchase real estate and fund or finance improvements to properties leased or mortgaged by us totaling $21.7 million. We intend to fund these commitments with a combination of cash on hand, amounts available under our existing credit facility, proceeds of mortgage prepayments, if any, and/or proceeds of other financings.

         In December 1998, we announced a plan for a possible separate financing which would include a public offering of common shares of one of our subsidiaries, Senior Housing Properties Trust ("SNH"), and a distribution to our shareholders of common shares of that subsidiary. The public offering and distribution constitute one alternative transaction that we are considering with respect to financing our healthcare real estate investments. The transaction is highly contingent. There can be no assurance that we will pursue a spin-off or a public offering of SNH shares or that we will separately finance our healthcare properties at all.

                              HRPT PROPERTIES TRUST

Management's Discussion and Analysis of Financial Condition and Results of Operations - continued

         We continue to seek new investments to expand and diversify our portfolio of real estate. We believe that the transactions described above will improve the security of our future funds from operations, cash available for distribution and dividends. As of December 31, 1998, our debt as a percentage of total book capitalization was approximately 38%. There can be no assurances that debt or equity financing will be available to fund our existing commitments or our future growth, but we expect that financing will be available.

Impact of Inflation

         Management believes that we are not adversely affected by modest inflation. In the real estate market, inflation tends to increase the value of our underlying real estate which may be realized at the end of fixed lease terms. In the health care industry, inflation usually increases the lessees' revenues, thereby increasing our percentage rent or interest.

Year 2000

         Our in-house computer systems environment is limited to software and hardware developed by third parties and installed, operated and monitored by our investment advisor and property manager. All of our computer systems (which are limited to financial reporting, property management and accounting systems) were installed within the last two years and management believes these systems are year 2000 compliant. All costs associated with our computer systems are borne by our investment advisor and property manager.

         Most of our healthcare properties are leased on a triple net lease basis and are not managed by us. These triple net leased properties are dependent upon the efforts of our third party tenants and their affiliates, which operate these properties. Our leases and other contractual relationships require these operators to conduct the daily operations of our properties and the scope of the operators' responsibilities includes ensuring preparedness for the year 2000. Because of this leasing arrangement, the only actions that we can take with respect to these properties is to inquire about and monitor public operators' SEC filings and evaluate our operators' year 2000 preparedness plans. Some of our triple net leased operators have responded to our inquiries regarding their preparedness for issues related to the year 2000. Based on operator responses to our inquiries, we believe that these operators are in the process of studying their systems and the systems of their vendors, suppliers and service providers to ensure preparedness. Current levels of preparedness are varied and include partially completed inventory and assessment of potential risks, testing, implementation of plans for remediation and reprogramming and compliance. While we believe the efforts of our tenants described in their responses will be or are adequate to address year 2000 concerns, there can be no guarantee that all tenant systems will be year 2000 compliant on a timely basis and will not have a material effect on us.

         Most of our commercial office properties and properties leased to the U.S. Government are leased on a gross lease or modified gross lease basis and are managed by us. In early 1998, we set out to identify issues associated with year 2000 compliance for these managed properties. We have been contacting and will continue to contact vendors to gather information to assess vendor readiness. In addition, managers and engineers at each of our properties are responsible for gathering and assessing year 2000 issues affecting specific building systems including life safety, elevator, garage, security, and energy management systems. We will also request our major tenants to provide us with periodic updates of their year 2000 readiness. We expect to complete an overall assessment of year 2000 issues by the end of the first quarter 1999 and perform necessary system replacements or upgrades, including testing, by third quarter 1999. Overall financial risk associated with year 2000 readiness for these properties is not expected to be material, and most of the costs associated with correcting non-compliance are expected to be classified as operating expense that is reimbursable to us under most tenant leases.

         If our efforts and the efforts of our vendors, customers and tenants to prepare for the year 2000 were ineffective, our properties could be subject to significant adverse effects, including, but not limited to, loss of business and growth opportunities, reduced revenues and increased expenses which might cause operating losses to our tenants as well as operating losses at our gross leased properties. Continued or severe operating losses may cause one or more of our tenants to default on their leases. Numerous lease defaults could jeopardize our ability to maintain our financial results of operations and meet our financial, operating and capital obligations.

                              HRPT PROPERTIES TRUST


Management's Discussion and Analysis of Financial Condition and Results of Operations - continued

         We do not currently have a contingency plan in place in the event we, or our operators, do not successfully remedy year 2000 compliance issues that are identified in a timely manner or fail to identify any year 2000 issues. We will evaluate the status of our year 2000 compliance plan in mid 1999 and determine whether a plan is necessary.

Certain Considerations

         The discussion and analysis of our financial condition and results of operations requires us to make estimates and assumptions and contains statements of our beliefs, intent or expectation concerning projections, plans, future events and performance. The estimates, assumptions and statements, such as those relating to our ability to expand our portfolio, performance of our assets, the ability to pay dividends from FFO, our tax status as a "real estate investment trust" and the ability to access capital markets depends upon various factors over which we and/or our lessees have or may have limited or no control. Those factors include, without limitation, the status of the economy, capital markets (including prevailing interest rates) compliance with and changes to regulations within the health care industry, competition, changes in federal, state and local legislation and other factors. We cannot predict the impact of these factors, if any. However, these factors could cause our actual results for subsequent periods to be different from those stated, estimated or assumed in this discussion and analysis of our financial condition and results of operations. We believe that our estimates and assumptions are reasonable and prudent at this time.

b)  Other Events

         As previously reported, in 1997 we entered into an Agreement of Merger (the "Merger Agreement") with Government Properties Investors, Inc. ("GPI") pursuant to which we agreed to acquire up to 30 office buildings containing approximately 3.4 million square feet, substantially all of which is leased to various agencies of the United States government. The Merger Agreement provided for us to acquire these properties in a series of closings in exchange for shares of our common shares of beneficial interest, par value $.01 per share ("Common Share"). As of May 1998, the final closing under the Merger Agreement had occurred, and we had issued 4,271,428 Common Shares to GPI and its successors and assigns; however, the final number of Common Shares issuable in connection with the Merger Agreement had not been determined. In February, 1999, we issued an additional 256,246 Common Shares to GPI pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

                              HRPT PROPERTIES TRUST

Item 7.  Financial Statements and Exhibits

(a)      Financial Statements

         Report of Ernst & Young LLP, Independent Auditors.......................................F-1
         Report of Arthur Andersen LLP, Independent Public Accountants...........................F-2
         Consolidated Balance Sheets as of the years ended December 31, 1998 and 1997............F-3
         Consolidated Statements of Income for each of the three years in the period ended December 31, 1998.....................................................F-4
         Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 31, 1998.....................................................F-5
         Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1998............................................................F-6
         Notes to Consolidated Financial Statements..............................................F-8

(b)      Exhibits

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of Arthur Andersen LLP

         27.      Financial Data Schedule

                         REPORT OF INDEPENDENT AUDITORS


To the Trustees and Shareholders of HRPT Properties Trust

We have audited the accompanying consolidated balance sheets of HRPT Properties Trust as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Hospitality Properties Trust (a real estate investment trust in which the Company has an 8.8% and 10.3% interest as of December 31, 1998 and 1997, respectively) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for Hospitality Properties Trust, it is based solely on their report.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HRPT Properties Trust at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                   /s/ Ernst & Young LLP

                                                   ERNST & YOUNG LLP

Boston, Massachusetts
February 5, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustees and Shareholders of
Hospitality Properties Trust

         We have audited the consolidated balance sheet of Hospitality Properties Trust and subsidiaries (the "Company") as of December 31, 1998 and
1997, and the related consolidated statements of income, shareholders' equity and cash flows (not presented herein) for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hospitality Properties Trust and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.



                                                     /s/ Arthur Andersen LLP

                                                     ARTHUR ANDERSEN LLP

Washington, D.C.
January 15, 1999



                                               HRPT PROPERTIES TRUST

                                            CONSOLIDATED BALANCE SHEETS
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            December 31,
                                                                                ---------------------------------
                                                                                     1998                 1997
                                                                                ---------------------------------

ASSETS
Real estate properties,  at cost (including properties leased to affiliates with a cost of $113,594 and $112,075, respectively):
   Land                                                                         $   369,770           $   256,582
   Buildings and improvements                                                     2,586,712             1,712,441
                                                                                -----------           -----------
                                                                                  2,956,482             1,969,023
   Less accumulated depreciation                                                    169,811               111,669
                                                                                -----------           -----------
                                                                                  2,786,671             1,857,354
Real estate mortgages and notes, net (including note from an affiliate
   of $1,000 and $2,365, respectively)                                               69,228               104,288
Investment in Hospitality Properties Trust                                          110,554               111,134
Cash and cash equivalents                                                            15,643                22,355
Interest and rents receivable                                                        36,229                20,455
Other assets, net                                                                    45,732                20,377
                                                                                -----------           -----------
                                                                                $ 3,064,057           $ 2,135,963
                                                                                ===========           ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Bank notes payable                                                              $   100,000           $   200,000
Senior notes payable, net                                                           802,439               349,900
Mortgage notes payable                                                               24,779                26,329
Convertible subordinated debentures                                                 204,863               211,650
Accounts payable and accrued expenses                                                44,446                27,865
Deferred rents                                                                       34,162                30,089
Security deposits                                                                    18,383                18,767
Due to affiliates                                                                     7,192                 5,103

Commitments and contingencies

Shareholders' equity:
   Preferred shares of beneficial interest, $.01 par value:
      50,000,000 shares authorized, none issued                                        --                    --
   Common shares of beneficial interest, $.01 par value:
      150,000,000 shares and 125,000,000 shares authorized,
      respectively, 131,547,178 shares and 98,853,170 shares
      issued and outstanding, respectively                                            1,315                   988
   Additional paidin capital                                                      1,964,878             1,371,236
   Cumulative net income                                                            564,814               420,298
   Dividends                                                                       (703,214)             (526,262)
                                                                                -----------           -----------
      Total shareholders' equity                                                  1,827,793             1,266,260
                                                                                -----------           -----------
                                                                                $ 3,064,057           $ 2,135,963
                                                                                ===========           ===========


                                              See accompanying notes

                                                    HRPT PROPERTIES TRUST

                                              CONSOLIDATED STATEMENTS OF INCOME
                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                         Year Ended December 31,
                                                                          -----------------------------------------------
                                                                              1998              1997               1996
                                                                          -----------------------------------------------
Revenues:
   Rental income                                                          $ 340,851          $ 188,000          $  98,039
   Interest and other income                                                 15,703             20,863             22,144
                                                                          -----------------------------------------------
            Total revenues                                                  356,554            208,863            120,183
                                                                          -----------------------------------------------

Expenses:
   Operating expenses                                                        77,536             26,765              3,776
   Interest                                                                  64,326             36,766             22,545
   Depreciation and amortization                                             60,764             39,330             22,106
   General and administrative                                                17,172             11,670              7,055
                                                                          -----------------------------------------------
            Total expenses                                                  219,798            114,531             55,482
                                                                          -----------------------------------------------

Income before equity in earnings of Hospitality Properties Trust,
   gain on sale of properties and extraordinary item                        136,756             94,332             64,701
Equity in earnings of Hospitality Properties Trust                            7,687              8,590              8,860
Gain on equity transaction of Hospitality Properties Trust                    2,213              9,282              3,603
                                                                          -----------------------------------------------
Income before gain on sale of properties and
   extraordinary item                                                       146,656            112,204             77,164

Gain on sale of properties, net                                                --                2,898               --
                                                                          -----------------------------------------------
Income before extraordinary item                                            146,656            115,102             77,164

Extraordinary item  early extinguishment of debt                             (2,140)            (1,102)            (3,910)
                                                                          -----------------------------------------------
Net income                                                                $ 144,516          $ 114,000          $  73,254
                                                                          ===============================================

Weighted average shares outstanding                                         119,867             92,168             66,255
                                                                          ===============================================

Basic and diluted earnings per common share:
   Income before gain on sale of properties and
          extraordinary item                                              $    1.22          $    1.22          $    1.16
                                                                          ===============================================
   Income before extraordinary item                                       $    1.22          $    1.25          $    1.16
                                                                          ===============================================
   Net income                                                             $    1.21          $    1.24          $    1.11
                                                                          ===============================================



                                                   See accompanying notes

                                                    HRPT PROPERTIES TRUST

                                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                    (DOLLARS IN THOUSANDS)


                                                                     Additional    Cumulative
                                         Number of        Common       Paid-in        Net
                                          Shares          Shares       Capital       Income           Dividends       Total
                                     ---------------------------------------------------------------------------------------
Balance at December 31, 1995            65,690,166         $657       $775,688     $233,044          $(323,797)     $685,592

Issuance of shares                         475,000            5          6,985           --                 --         6,990
Conversion of convertible
   subordinated debentures, net            679,441            7         11,860           --                 --        11,867
Stock grants                                44,310           --            730           --                 --           730
Net income                                      --           --             --       73,254                 --        73,254
Dividends                                       --           --             --           --            (70,385)      (70,385)
                                     ---------------------------------------------------------------------------------------
Balance at December 31, 1996            66,888,917          669        795,263      306,298           (394,182)      708,048

Issuance of shares to
   acquire real estate                   3,985,028           40         76,521           --                 --        76,561
Issuance of shares                      27,025,000          270        482,883           --                 --       483,153
Conversion of convertible
   subordinated debentures, net            910,379            9         15,756           --                 --        15,765
Stock grants                                43,846           --            813           --                 --           813
Net income                                      --           --             --      114,000                 --       114,000
Dividends                                       --           --             --           --           (132,080)     (132,080)
                                     ---------------------------------------------------------------------------------------
Balance at December 31, 1997            98,853,170          988      1,371,236      420,298           (526,262)    1,266,260

Issuance of shares to
   acquire real estate                     286,400            3          5,702           --                 --         5,705
Issuance of shares                      31,977,575          320        579,986           --                 --       580,306
Conversion of convertible
   subordinated debentures, net            362,217            3          6,626           --                 --         6,629
Stock grants                                67,816            1          1,328           --                 --         1,329
Net income                                      --           --             --      144,516                 --       144,516
Dividends                                       --           --             --           --           (176,952)     (176,952)
                                     ----------------------------------------------------------------------------------------
Balance at December 31, 1998           131,547,178       $1,315     $1,964,878     $564,814          $(703,214)   $1,827,793
                                     ========================================================================================




                                                    See accompanying notes

                                                    HRPT PROPERTIES TRUST

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (DOLLARS IN THOUSANDS)
                                                                                          Year Ended December 31,
                                                                             ----------------------------------------------
                                                                                1998                1997             1996
                                                                             ----------------------------------------------

Cash flows from operating activities:
    Net income                                                               $  144,516          $114,000          $ 73,254
    Adjustments to reconcile net income to cash
       provided by operating activities:
           Gain on sale of properties, net                                           --            (2,898)               --
           Equity in earnings of Hospitality Properties Trust                    (7,687)           (8,590)           (8,860)
           Gain on equity transaction of Hospitality Properties Trust            (2,213)           (9,282)           (3,603)
           Dividends from Hospitality Properties Trust                           10,480             9,800             9,360
           Extraordinary item                                                     2,140             1,102             3,910
           Depreciation                                                          58,837            37,619            21,265
           Amortization                                                           1,927             1,711               841
           Amortization of deferred interest costs and bond discounts                72               699             1,444
           Change in assets and liabilities:
              Increase in interest and rents receivable and other assets        (37,127)           (5,273)           (7,839)
              Increase in accounts payable and accrued expenses                  16,581            10,832             6,033
              Increase in deferred rents                                          4,073            22,481               689
              (Decrease) increase in security deposits                             (384)           10,380             1,001
              Increase in due to affiliates                                       3,129             3,119               823
                                                                             ----------------------------------------------
           Cash provided by operating activities                                194,344           185,700            98,318
                                                                             ----------------------------------------------
Cash flows from investing activities:
    Real estate acquisitions and improvements                                  (761,414)         (548,465)         (225,428)
    Acquisition of business, less cash acquired                                      --          (337,400)               --
    Investments in mortgage loans                                              (226,000)             (520)          (17,191)
    Proceeds from repayment of notes and mortgage loans, net                     33,095            48,245             8,091
    Proceeds from sale of real estate                                             5,565            22,898                --
    Loans to affiliate, net                                                       1,365                --              (800)
                                                                             ----------------------------------------------
           Cash used for investing activities                                  (947,389)         (815,242)         (235,328)
                                                                             ----------------------------------------------


Cash flows from financing activities:
    Proceeds from issuance of common shares                                     580,306           483,153             6,990
    Proceeds from borrowings                                                  1,520,967           784,900           481,000
    Payments on borrowings                                                   (1,170,050)         (501,261)         (247,070)
    Deferred finance costs incurred                                              (7,938)           (4,668)           (7,320)
    Dividends paid                                                             (176,952)         (132,080)          (93,377)
                                                                             ----------------------------------------------
           Cash provided by financing activities                                746,333           630,044           140,223
                                                                             ----------------------------------------------

(Decrease) increase in cash and cash equivalents                                 (6,712)              502             3,213
Cash and cash equivalents at beginning of period                                 22,355            21,853            18,640
                                                                             ---------------------------------------------
Cash and cash equivalents at end of period                                   $   15,643          $ 22,355          $ 21,853
                                                                             ==============================================

Supplemental cash flow information:
    Interest paid                                                            $   57,179          $ 34,425          $ 19,662
                                                                             ==============================================



                                                   See accompanying notes

                                                   HRPT PROPERTIES TRUST

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (DOLLARS IN THOUSANDS)

                                                                                          Year Ended December 31,
                                                                              ---------------------------------------------
                                                                                  1998              1997              1996
                                                                              ---------------------------------------------
Non-cash investing activities:
    Real estate acquisitions                                                  $(237,404)         $(11,616)          $    --
    Disposition of real estate                                                   11,404            11,616                --
    Investment in real estate mortgages                                         226,000                --                --

    Acquisition of business, less cash acquired:
       Real estate acquisitions                                                  $5,705          $439,498           $    --
       Working capital, other than cash                                              --             2,051                --
       Liabilities assumed                                                           --           (27,588)               --
       Net cash used to acquire business                                             --          (337,400)               --
                                                                              ---------------------------------------------
       Issuance of shares                                                     $   5,705           $76,561           $    --
                                                                              =============================================

Non-cash financing activities:
    Issuance of common shares                                                 $   7,958          $ 16,578           $12,597
    Conversion of convertible subordinated debentures, net                       (6,629)          (15,765)          (11,867)






                                                   See accompanying notes

                              HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Organization

    HRPT Properties Trust (formerly Health and Retirement Properties Trust), a Maryland real estate investment trust (the "Company"), was organized on October 9, 1986. As of December 31, 1998, the Company had investments in 122 healthcare properties and 134 office properties located in 36 states and the District of Columbia. In addition, at December 31, 1998, the Company had an 8.8% equity investment in Hospitality Properties Trust ("HPT"). At December 31, 1998, HPT owned 170 hotels in 35 states.

Note 2.  Summary of Significant Accounting Policies

    Basis of Presentation. The consolidated financial statements include the Company's investment in 100% owned subsidiaries. The Company's investment in 50% or less owned companies over which it can exercise influence, but does not control, is accounted for using the equity method. All inter-company transactions have been eliminated. The Company uses the income statement method to account for issuance of common shares of beneficial interest by HPT. Under this method, gains and losses reflecting changes in the value of the Company's ownership stake on issuance of stock by HPT are recognized in the Company's income statement.

    Real Estate Property and Mortgage Investments. Real estate properties and mortgages are recorded at cost. Depreciation on real estate investments is provided for on a straight-line basis over estimated useful lives ranging up to 40 years. Impairment losses on investments are recognized where indicators of impairment are present and the undiscounted cash flow (net realizable value) estimated to be generated by the Company's investments is less than the carrying amount of such investments. The determination of net realizable value includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions.

    Cash and Cash Equivalents. Cash, over-night repurchase agreements and short term investments with maturities of three months or less at the date of purchase are carried at cost plus accrued interest.

    Deferred Finance Costs. Issuance costs related to borrowings are capitalized and amortized over the terms of the respective loans. Accumulated amortization at December 31, 1998 and 1997 was $2.8 million and $1.8 million, respectively.

    Revenue Recognition. Rental income from operating leases is recognized on a straight-line basis over the life of the lease agreements. Interest income is recognized as earned over the terms of the real estate mortgages. Percentage rent and additional mortgage interest revenue is recognized as earned. For the years ended December 31, 1998, 1997 and 1996, percentage rent and additional mortgage interest revenue was $3.1 million, $3.1 million and $3.2 million, respectively.

    Earnings Per Common Share. Basic earnings per common share is computed using the weighted average number of shares outstanding during the period. At December 31, 1998 and 1997, $204.9 million and $211.7 million of convertible securities were convertible into 11.4 million and 11.8 million shares of the Company, respectively. Basic earnings per share equals diluted earnings per share, as the effect of these convertible securities is anti-dilutive to diluted earnings per share.

     Reclassifications. Reclassifications have been made to the prior years' financial statements to conform with the current year's presentation.

    Federal Income Taxes. The Company is a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, the Company expects not to be subject to federal income taxes provided it distributes its taxable income and meets other requirements for qualifying as a real estate investment trust. However, it is subject to some state and local taxes on its income and property.

    Use of Estimates. Preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

    New Accounting Pronouncements. The Financial Accounting Standards Board has issued Financial Accounting Standards Board Statement No. 130 "Reporting
Comprehensive Income" ("FAS 130") and Statement No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131") in 1997 and Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities ("FAS 133") in 1998. FAS 130 and FAS 131 were adopted for the Company's 1998 financial statements. FAS 130 and FAS 131 had no impact on the Company's financial condition or results of operations. FAS 133 must be adopted for the Company's year 2000 financial statements. The Company anticipates that FAS 133 will have no impact on the Company's reported financial condition or results of operations.

                              HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Real Estate Properties

    During the year ended December 31, 1998, the Company acquired 48 office properties and five nursing properties for an aggregate amount of approximately $981.6 million in 34 separate transactions. In addition, the Company funded improvements to its existing properties of approximately $17.2 million.

    Also during the year ended December 31, 1998, the Company disposed of one office property and four nursing properties for $17.0 million. No gain or loss was recognized on the disposition of these properties.

    The Company's real estate properties are leased on a gross lease, modified gross lease or triple net lease basis pursuant to noncancellable, fixed term operating leases expiring from 1999 to 2019. Generally, the Company's triple net leases to a single tenant are cross-collateralized, cross-defaulted and cross-guaranteed and provide for renewal terms at existing rates followed by several market rate renewal terms. The triple net leases generally require the lessee to provide all property management services. The Company's gross leases and modified gross leases require the Company to provide property management services. The office properties owned by the Company are managed by REIT Management & Research, Inc. ("RMR"), an affiliate of the Company.

    The future minimum lease payments to be received by the Company during the current terms of the leases as of December 31, 1998, are approximately $333.6 million in 1999, $327.1 million in 2000, $305.1 million in 2001, $277.8 million in 2002, $256.4 million in 2003 and $1.6 billion thereafter.

    In December 1998, the Company entered an agreement with an unaffiliated party to sell 12 nursing facilities with an aggregate net book value of $60.2 million at December 31, 1998, currently leased to affiliates. The sale is expected to occur in the first quarter of 1999 and the Company expects to recognize a gain. The sale of these properties is subject to various closing conditions customary in real estate transactions and no assurances can be given as to when or if these properties will be sold.

    In February 1999, the Company sold one healthcare property for $10.0 million and recognized a gain of approximately $5.7 million.

Note 4.  Investment in Hospitality Properties Trust

    At December 31, 1998, the Company owned 4,000,000 common shares of beneficial interest of HPT with a carrying value of $110.6 million and a market value, based on quoted market prices, of $96.5 million. HPT is a real estate investment trust which invests principally in income producing hotel real estate. The Company's percentage of ownership of HPT as of December 31, 1998 was 8.8%. During 1998, HPT completed several public stock offerings of common shares. As a result of these transactions, the Company's ownership percentage in HPT was reduced from 10.3% to 8.8% in 1998 and the Company realized a gain of $2.2 million. Although the Company did not sell any shares, pursuant to the Company's accounting policy, gains and losses on the issuance of common shares of beneficial interest by HPT are recognized in the Company's income statement. Summarized financial data of HPT is as follows (dollars in thousands, except per share amounts):

                                December 31,                                                   Year Ended December 31,
                          -------------------------                                     ------------------------------------
                             1998           1997                                          1998          1997          1996
                          -------------------------                                     ------------------------------------
Real estate
   properties, net        $1,774,811     $1,207,868            Revenues                 $174,961      $114,132       $82,629
Other assets, net             62,827        105,388            Expenses                   86,979        54,979        30,965
                          -------------------------            Income before            ------------------------------------
                          $1,837,638     $1,313,256            extraordinary item         87,982        59,153        51,664
                          =========================            Extraordinary item         (6,641)           --            --
                                                                                        ------------------------------------
Security deposits           $206,018       $146,662            Net income                $81,341       $59,153       $51,664
Other liabilities            457,763        158,701                                     ====================================
Shareholders'
    equity                 1,173,857      1,007,893            Average shares             42,317        27,530        23,170
                          -------------------------                                     ====================================
                          $1,837,638     $1,313,256            Income before
                          =========================              extraordinary item
                                                                 per share                 $2.08         $2.15         $2.23
                                                                                        ====================================
                                                               Net income per share        $1.92         $2.15         $2.23
                                                                                        ====================================

                              HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Real Estate Mortgages and Notes Receivable, Net

                                                                               December 31,
                                                                      --------------------------
                                                                          1998            1997
                                                                      --------------------------
                                                                         (dollars in thousands)
Mortgage notes receivable, due February 1999 through
    December 2016                                                        $30,961         $41,437
Mortgage notes receivable due December 2010                               18,992          19,185
Mortgage notes receivable due December 2002                               12,233          12,240
Mortgage notes receivable, repaid September 1998                              --          11,466
Mortgage notes receivable, repaid January 1998                                --          11,472
Mortgage notes receivable due December 2016                                7,040           7,063
Other collateralized notes receivable due January 1999                        12             196
Loan to an affiliate due June 1999                                         1,000           2,365
                                                                      --------------------------
                                                                          70,238         105,424
Less allowance and unamortized discounts                                   1,010           1,136
                                                                      --------------------------
                                                                         $69,228        $104,288
                                                                      ==========================

    During 1998, the Company received regularly scheduled principal payments of $0.8 million and repayments of mortgages secured by eight healthcare properties of $34.4 million, including $1.4 million from a loan to an affiliate. In addition, the Company purchased a mortgage loan secured by a commercial office property for $226.0 million. Subsequent to the acquisition of the mortgage loan, the Company acquired the beneficial ownership of the property.

    At December 31, 1998, the interest rates on the mortgages and notes receivable ranged from 7.87% to 13.75% per annum.

Note 6.  Shareholders' Equity

    During 1998, the Company sold 25,000,000 common shares in a public offering and sold 6,977,575 common shares in four offerings to separate unit investment trusts sponsored by various investment banks, raising net proceeds of $580.3 million. The Company also issued 286,400 common shares for the purchase of real estate, issued 362,217 common shares in exchange for the conversion of $6.8 million of its convertible subordinated debentures due 2003 and issued 52,316 common shares to HRPT Advisors, Inc. (the "Advisor"), an affiliate of the Company, as the incentive fee earned for the year ended December 31, 1997.

    The Company has reserved 1,000,000 shares of the Company's common shares under the terms of the 1992 Incentive Share Award Plan (the "Award Plan"). During 1998, 1997 and 1996, 13,000, 9,500 and 7,250 shares, respectively, were granted to officers of the Company and certain employees of RMR and the Advisor. In addition, the three Independent Trustees, as part of their annual fee, are each granted 500 common shares annually. Also, 1,000 shares were granted to a trust for the child of a deceased Trustee. The shares granted to the Trustees vest immediately. The shares granted to the officers and certain employees of RMR vest over a three-year period. At December 31, 1998, 789,128 shares of the Company's common shares remain reserved for issuance under the Award Plan.

    In January 1999, the Company declared a dividend of $.38 to be distributed on or about February 22, 1999. Dividends per share paid by the Company for 1998, 1997 and 1996 were $1.51, $1.45 and $1.41, respectively.

    The Company adopted a Shareholders Rights Plan ("Right"). Each Right entitles the holder to purchase or to receive securities or other assets of the Company upon the occurrence of certain events. The Rights expire on October 17, 2004 and are redeemable at the Company's option at any time.

Note 7.  Commitments and Contingencies

    At December 31, 1998, the Company had total commitments aggregating $21.7 million to fund or finance improvements to properties leased or mortgaged by the Company and to purchase two office properties.

    The Company is involved in litigation with a former tenant. Since 1995, the Company has asserted its claims and rights against the former tenant. The outcome of the Company's claims and the former tenant's counter claims against the Company cannot be predicted.

    Lessee's and mortgagors' of some of the Company's healthcare properties are dependent upon compliance with regulations within the health care industry. Future changes to these regulations may affect the health care industry, the Company's lessees and mortgagors and, as a result, the Company.

                              HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Transactions with Affiliates

    As of January 1, 1998, the Company entered into an agreement with RMR to provide investment, management, property management and administrative services to the Company. During the two years ended December 31, 1997, such services were provided by the Advisor and M&P Partners Limited Partnership ("M&P"), affiliates of the Company, on similar terms. RMR is owned by Gerard M. Martin and Barry M. Portnoy, who also serve as Managing Trustees of the Company. RMR is compensated at an annual rate equal to .7% of the Company's real estate investments up to $250.0 million and .5% of such investments thereafter, plus property management fees equal to three percent of gross rents. RMR is also entitled to an incentive fee comprised of restricted shares of the Company's common stock based on a formula. Incentive fees for the years ended December 31, 1998, 1997 and 1996 were $1.4 million, $1.0 million and $0.6 million, which represent approximately 89,702, 52,316 and 32,846 common shares, respectively. At December 31, 1998, the Advisor owned 1,134,372 common shares.

    Messrs. Martin and Portnoy are principal shareholders of Connecticut Subacute Corporation ("CSC"), Connecticut Subacute Corporation II, New Hampshire Subacute Corporation ("NHSC") and Vermont Subacute Corporation ("VSC") (collectively, the "Subacute Entities"). The Subacute Entities are lessees of the Company. The Company has extended a $4.0 million line of credit to CSC. At December 31, 1998 and 1997, there was $1.0 million and $2.4 million, respectively, outstanding under this agreement. The lease and mortgage transactions with the Subacute Entities are based on market terms and are generally similar to the Company's lease and mortgage agreements with unaffiliated companies. The former president of the Company is the president of the Subacute Entities. As discussed in Note 3, the Company has entered an agreement to sell the 12 nursing facilities leased to CSC, NHSC and VSC to a nonaffiliated party.

    Amounts resulting from transactions with affiliates are as follows:

                                                Year Ended December 31,
                                          ----------------------------------
                                            1998          1997         1996
                                          ----------------------------------
                                                 (dollars in thousands)

Investment advisory fees                   $13,592        $8,620      $5,349
Dividends                                    1,694         1,557       1,467
Rent and interest income                    13,741        13,616      12,981
Management fees                              6,703         2,382         371

Note 9.  Indebtedness

                                                                                     December 31,
                                                                              ---------------------------
                                                                                   1998            1997
                                                                              ---------------------------
                                                                                  (dollars in thousands)
$500,000 unsecured revolving bank credit facility, due April 2002, at
      LIBOR plus a premium (6.5% at December 31, 1998)                            $100,000       $200,000
Senior Notes, due 2002 at 6.75%                                                    150,000        150,000
Senior Notes, due 2002 at 6.875%                                                   160,000             --
Senior Notes, due 2005 at 6.7%                                                     100,000             --
Monthly Income Senior Notes, due 2013 at 8.5%                                      143,000             --
Remarketed Reset Notes, due 2007 at LIBOR plus 0.60% (6.0% at
      December 31, 1998)                                                           250,000        200,000
Mortgage Notes Payable, due 2008 at 8.00%                                           13,114         13,958
Mortgage Notes Payable, due 2009 at 7.66%                                           11,665         12,371
Convertible Subordinated Debentures, due 2003 at 7.50%                             164,863        171,650
Convertible Subordinated Debentures, due 2001 at 7.25%                              40,000         40,000
                                                                              ---------------------------
                                                                                 1,132,642        787,979
Less unamortized discounts                                                            (561)          (100)
                                                                              ---------------------------
                                                                                $1,132,081       $787,879
                                                                              ===========================

    During 1998, the Company issued senior unsecured remarketed reset notes totaling $50.0 million and issued unsecured senior notes totaling $403.0 million, at a discount ($.5 million), in three separate transactions, raising net proceeds of $445.6 million. Net proceeds from the notes were used to repay amounts then outstanding under the Company's revolving bank credit facility, for property acquisitions and for general business purposes.

                              HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In April 1998, the Company entered into a new $500.0 million unsecured revolving bank credit facility (the "New Credit Facility.") The New Credit Facility matures in 2002 and bears interest at LIBOR plus a premium. The Company recognized an extraordinary loss on the early extinguishment of debt in 1998 of $2.1 million as a result of the write-off of deferred financing fees associated with the previous revolving bank credit facility.

    During 1998, approximately $6.8 million of the convertible subordinated debentures (the "Debentures") due 2003 had been converted into 362,217 common shares of the Company. The Debentures are callable in October 1999 and are convertible at any time into common shares of the Company at $18 per share.

    At December 31, 1998, three properties with an aggregate net book value of $43.5 million were secured by mortgages due in 2008 and 2009.

    The required principal payments due during the next five years are $1.7 million in 1999, $1.8 million in 2000, $41.9 million in 2001, $412.1 million in 2002, $167.1 million in 2003 and $508.0 million thereafter.

Note 10.  Fair Value of Financial Instruments

    The Company's financial instruments include cash and cash equivalents, mortgage notes receivable, rents receivable, an equity investment, senior notes, mortgage notes payable, convertible debentures, accounts payable and other accrued expenses, a letter of credit and security deposits. Except as follows, the fair values of the financial instruments were not materially different from their carrying values:

                                                             1998                               1997
                                                ----------------------------       ----------------------------
                                                   Carrying                           Carrying
                                                    Amount        Fair Value           Amount        Fair Value
                                                ----------------------------       ----------------------------
                                                     (dollars in thousands)             (dollars in thousands)
Real estate mortgages and notes                  $   69,228       $   73,997           $104,288        $110,140
Investment in HPT                                   110,554           96,500            111,134         131,500
Senior notes, mortgage notes payable and
     convertible debentures                       1,032,081        1,020,550            587,879         591,190
Commitments                                              --           21,746                 --          92,096
Letter of credit                                         --            1,653                 --           1,653

    The fair values of the real estate mortgages, senior notes, mortgage notes payable and convertible debentures are based on estimates using discounted cash flow analysis and currently prevailing rates. The fair value of the investment in HPT is based on the quoted per share prices of $24.125 and $32.875 at December 31, 1998 and 1997, respectively. The fair value of the commitments and letter of credit represents the actual amounts committed.

Note 11.  Concentration of Credit Risk

    The Company's assets are primarily invested in income producing real estate located throughout the United States. At December 31, 1998, properties leased to the United States Government represented $431.1 million of net real estate investments and for the year ended December 31, 1998, provided rental revenue of $60.3 million. At December 31, 1997, properties leased to the United States Government, Marriott International, Inc. and Integrated Health Services, Inc. represented $433.2 million, $299.9 million and $172.8 million of net real estate investments, respectively, and provided revenue of $43.4 million, $30.4 million and $27.0 million, respectively.

                              HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.  Segment Information

    The Company has two reportable segments; healthcare and office properties. The Company's healthcare properties consist of senior housing, congregate care communities, assisted living and nursing homes. The Company's office properties consist of government office, medical office, medical clinics and commercial office properties.

    The Company evaluates its segments based on net operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

    The following is a summary of the Company's reportable segments as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996:

                                                                  Year Ended December 31, 1998
                                                       --------------------------------------------------
                                                         Healthcare         Office             Total
                                                       --------------------------------------------------
Revenues                                                     $110,096           $245,955         $356,051
Operating expenses                                                 --             77,536           77,536
                                                       --------------------------------------------------
Net operating income                                         $110,096           $168,419         $278,515
                                                       ==================================================

Real estate at year end                                      $895,748         $2,129,962       $3,025,710
Real estate acquired during the year                           12,924            985,894          998,818
                                                                  Year Ended December 31, 1997
                                                       --------------------------------------------------
                                                         Healthcare         Office             Total
                                                       --------------------------------------------------
Revenues                                                     $113,243            $93,670         $206,913
Operating expenses                                                 --             26,765           26,765
                                                       --------------------------------------------------
Net operating income                                         $113,243            $66,905         $180,148
                                                       ==================================================

Real estate at year end                                      $929,181         $1,144,130       $2,073,311
Real estate acquired during the year                           23,003            965,480          988,483

                                                                  Year Ended December 31, 1996
                                                       --------------------------------------------------
                                                         Healthcare          Office            Total
                                                       --------------------------------------------------
Revenues                                                      $102,076           $15,030         $117,106
Operating expenses                                                  --             3,776            3,776
                                                       --------------------------------------------------
Net operating income                                          $102,076           $11,254         $113,330
                                                       ==================================================

    The following tables reconcile the reported segment information to the consolidated financial statements for the years ended December 31, 1998, 1997 and 1996:

                                                                         December 31,
                                                       --------------------------------------------------
                                                                 1998              1997              1996
                                                       --------------------------------------------------
Revenues:
   Total per reportable segment                              $356,051          $206,913          $117,106
   Unallocated other income                                       503             1,950             3,077
                                                       --------------------------------------------------
     Total consolidated revenues                             $356,554          $208,863          $120,183
                                                       ==================================================
Net operating income:
   Total per reportable segment                              $278,515          $180,148          $113,330
   Unallocated amounts:
     Other net income                                             503             1,950             3,077
     Interest expense                                         (64,326)          (36,766)          (22,545)
     Depreciation and amortization expense                    (60,764)          (39,330)          (22,106)
     General and administrative expenses                      (17,172)          (11,670)           (7,055)
                                                       --------------------------------------------------
     Total consolidated income before equity in
         earnings of HPT, gain on sale of
         properties and extraordinary item                   $136,756           $94,332           $64,701
                                                       ==================================================

                             HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    For the years ended December 31, 1998 and 1997, revenues from one lessee of the Company's office segment represented $60.3 million and $43.4 million, respectively, of the Company's consolidated revenues. For the year ended December 31, 1997, revenues from two lessees of the Company's healthcare segment represented $57.4 million of the Company's consolidated revenues. For the year ended December 31, 1996, revenues from three lessees of the Company's healthcare segment represented $62.2 million of the Company's consolidated revenues.

Note 13.  Senior Housing Properties Transaction

    In  December  1998,  the Company  announced  a plan for a possible  separate financing  which  would  include  a public  offering  of  common  shares  of the
Company's subsidiary, Senior Housing Properties Trust ("SNH"), and a distribution to the Company's shareholders of common shares of that subsidiary. The public offering and distribution constitute one alternative transaction that the Company is considering with respect to financing its healthcare real estate investments. The transaction is highly contingent. There can be no assurance that the Company will pursue the spin-off and public offering rather than other alternatives or that it will separately finance its healthcare properties at all.

Note 14.  Selected Quarterly Financial Data (Unaudited)

    The following is a summary of the unaudited quarterly results of operations of the Company for 1998 and 1997. The amounts are in thousands except for per share amounts.

                                                                                               1998
                                                                        ------------------------------------------------------
                                                                           First        Second          Third          Fourth
                                                                          Quarter       Quarter        Quarter        Quarter
                                                                        ------------------------------------------------------
Revenues                                                                 $ 71,952      $ 83,291        $ 96,960     $ 104,351
Income before equity in earnings of HPT, gain on sale of
      properties and extraordinary item                                    28,522        32,875          38,036        37,323
Equity in earnings of HPT                                                   1,327         2,138           2,076         2,146
Gain (loss) on equity transaction of HPT                                    1,532           938              --          (257)
Income before gain on sale of properties and extraordinary item            31,381        35,951          40,112        39,212
Gain on sale of properties                                                     --            --              --            --
Income before extraordinary item                                           31,381        35,951          40,112        39,212
Extraordinary item - early extinguishment of debt                              --        (2,140)            --             --
Net income                                                                 31,381        33,811          40,112        39,212
Per share data:
  Income before equity in earnings of HPT, gain on sale of
    properties and extraordinary item                                         .28           .29             .29           .28
  Income before gain on sale of properties and extraordinary item             .31           .31             .30           .30
  Income before extraordinary item                                            .31           .31             .30           .30
  Net income                                                                  .31           .30             .30           .30
                                                                                                1997
                                                                        ------------------------------------------------------
                                                                           First        Second          Third          Fourth
                                                                          Quarter       Quarter        Quarter        Quarter
                                                                        ------------------------------------------------------
Revenues                                                                 $ 35,884       $ 52,507       $ 57,304      $ 63,168
Income before equity in earnings of HPT, gain on sale of
     properties and extraordinary item                                     17,143         25,669         26,186        25,334
Equity in earnings of HPT                                                   2,256          2,189          2,238         1,907
Gain on equity transaction of HPT                                              --             --             --         9,282
Income before gain on sale of properties and extraordinary item            19,399         27,858         28,424        36,523
Gain on sale of properties                                                     --             --          2,898            --
Income before extraordinary item                                           19,399         27,858         31,322        36,523
Extraordinary item - early extinguishment of debt                              --             --         (1,102)           --
Net income                                                                 19,399         27,858         30,220        36,523
Per share data:
  Income before equity in earnings of HPT, gain on sale of
    properties and extraordinary item                                         .24            .26            .26           .26
  Income before gain on sale of properties and extraordinary item             .27            .28            .29           .37
  Income before extraordinary item                                            .27            .28            .32           .37
  Net income                                                                  .27            .28            .31           .37

                              HRPT PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Pro Forma Information (Unaudited)

    In 1997 and 1998, the Company acquired 29 office buildings (the "Government Properties") leased to various agencies of the United States Government through the acquisition of Government Properties Investors, Inc. ("GPI"). The acquisition was accounted for as a purchase and the net assets and results of operations are included in the consolidated financial statements since the date of acquisition. The acquisition of the Government Properties was funded, in part, with the proceeds from the issuance of the Company's common shares pursuant to a public offering, the issuance of common shares of the Company in a private placement and the assumption of debt.

    The following unaudited condensed Pro Forma Statements of Income assumes the acquisition of GPI had occurred on January 1, 1996.

    The pro forma statements of income is not necessarily indicative of the expected results of operations for any future period. Differences could result from, but are not limited to, additional property investments, changes in interest rates and changes in the debt and/or equity structure of the Company.


Condensed Pro Forma Statements of Income (unaudited)
(dollars in thousands, except per share amounts)        Years Ended December 31,
                                                        ------------------------
                                                            1997          1996
                                                        ------------------------
Total revenues                                          $221,051      $176,125
Income before extraordinary item                        $119,988      $102,711
Net income                                              $118,886       $98,801
Income before extraordinary item per basic share           $1.29         $1.46
Net income per basic share                                 $1.28         $1.41

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    HRPT PROPERTIES TRUST



                                    By: /s/ Ajay Saini
                                        Ajay Saini, Treasurer and
                                          Chief Financial Officer

Date:    March 5, 1999